UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as
☒	Definitive Proxy Statement permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Extended Stay America, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO FOR EXTENDED STAY AMERICA]

101 North Pine Street, Suite 200, Spartanburg, South Carolina 29302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 27, 2003

You are cordially invited to attend the annual meeting of stockholders of Extended Stay America, Inc., which will be held at the Twitchell Auditorium at Converse College, 580 East Main Street, Spartanburg, South Carolina on Tuesday, May 27, 2003, at 11:00 a.m., Eastern time, for the following purposes:

1.	To elect directors.

2.	To ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as your Company’s independent auditors for 2003.

3.	To transact any other business that may be presented at the meeting.

Only stockholders of record at the close of business on March 31, 2003 are entitled to vote at the meeting. A list of those stockholders will be available during normal business hours for a period of 10 days prior to the meeting. The list may be examined by any stockholder, for any purpose relevant to the meeting, at our offices at 101 North Pine Street, Suite 200, Spartanburg, South Carolina.

A proxy statement and a proxy card solicited by our Board of Directors are enclosed with this notice. It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you expect to attend the meeting in person, we urge you to mark, date, and sign the enclosed proxy card and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

Robert A. Brannon

President, Chief Operating Officer,

Secretary, and Treasurer

Spartanburg, South Carolina

April 4, 2003

YOU ARE URGED TO MARK, DATE, AND SIGN THE ENCLOSED

PROXY AND RETURN IT PROMPTLY. THE PROXY IS

REVOCABLE AT ANY TIME PRIOR TO ITS USE

EXTENDED STAY AMERICA, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 27, 2003

We sent you this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares of Extended Stay America at our upcoming Annual Meeting of Stockholders for 2003, and at any postponement or adjournment of that meeting. The meeting is to be held at the Twitchell Auditorium at Converse College, 580 East Main Street, Spartanburg, South Carolina at 11:00 a.m., Eastern time, on May 27, 2003. If your proxy is properly executed and returned in a timely manner, it will be voted at the meeting according to the directions you provide. If you do not provide any direction, your proxy will be voted for the election as directors of the nominees named in this Proxy Statement and to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for 2003. Your shares will also be voted on any other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. You have the power to revoke your proxy at any time before it is voted, either in person at the meeting, by written notice to the Secretary of Extended Stay America, or by delivery of a later-dated proxy.

Our principal executive offices are located at 101 North Pine Street, Suite 200, Spartanburg, South Carolina 29302 (telephone 864/573-1600). This Proxy Statement is dated April 4, 2003 and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words “Extended Stay America,” “Company,” “we,” “our,” “ours,” and “us” refer to Extended Stay America, Inc. and its subsidiaries.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record at the close of business on March 31, 2003 are entitled to vote at the annual meeting of stockholders. The only outstanding voting stock of the Company is our common stock (the “Common Stock”), of which 93,976,019 shares were outstanding as of the close of business on March 31, 2003. Each share of Common Stock is entitled to one vote.

The six nominees who receive the highest number of affirmative votes will be elected as directors. For this purpose, only the affirmative votes from the holders of the shares of the Common Stock that are present in person or represented by proxy and entitled to vote at the meeting will be counted. In general, stockholder approval of any other matter requires the affirmative vote of the holders of a majority of the shares of the Common Stock that are present in person or represented by proxy and entitled to vote at the meeting. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of Common Stock represented at the meeting constitute a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention from voting on a matter has the same legal effect as a vote against that matter. Broker non-votes and directions to withhold authority are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect other than to reduce the number of affirmative votes needed to approve a proposal. An automated system administered by our transfer agent will be used to tabulate the votes.

1.    ELECTION OF OUR BOARD OF DIRECTORS

Six directors are to be elected at the meeting. We have designated the persons named below as nominees for election as directors. If elected, they will serve for a term expiring at the annual meeting of stockholders in 2004. All of the nominees are serving as directors as of the date of this Proxy Statement.

Unless you otherwise instruct us, your properly executed proxy, that is returned in a timely manner, will be voted for election of these six nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may reduce the number of directors to be elected.

Biographical information concerning our six nominees is presented below.

H. Wayne Huizenga,  age 65, became one of our directors in August 1995 and serves as the Chairman of our Board of Directors. Since September 1996, Mr. Huizenga has been Chairman of the Board of Boca Resorts, Inc., which owns and operates luxury resort properties. Mr. Huizenga was also Chairman of the Board of AutoNation, Inc., which owns the nation’s largest chain of franchised automotive dealerships, from August 1995 to December 2002. From August 1995 to September 1999, Mr. Huizenga served as Chief Executive Officer or Co-Chief Executive Officer of AutoNation, Inc. From May 1998 until December 2002, Mr. Huizenga served as Chairman of the Board of Republic Services, Inc., a leading provider of non-hazardous solid waste collection and disposal services and served as its Chief Executive Officer from May 1998 until December 1998. From September 1994 until October 1995, Mr. Huizenga served as the Vice-Chairman of Viacom Inc. (“Viacom”), a diversified entertainment and communications company. During the same period, Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom. From April 1987 through September 1995, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Corporation (“Blockbuster”), during which time he helped build Blockbuster from a 19-store chain into the world’s largest video rental company. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc., which he helped build into the world’s largest integrated solid waste services company, and he served in various capacities, including President, Chief Operating Officer, and a director from its inception until 1984. Mr. Huizenga also owns the Miami Dolphins and Pro Player Stadium in South Florida, and serves as a director of ANC Rental Corporation, a car rental company, and NationsRent, Inc., an equipment rental company.

George D. Johnson, Jr.,  age 60, has been our Chief Executive Officer and a director since January 1995. Mr. Johnson is the former President of the Consumer Products Division of Blockbuster Entertainment Group, a division of Viacom. In this position he was responsible for all U.S. video and music stores. Mr. Johnson has over 30 years of experience developing and managing various businesses. He was formerly the managing general partner of WJB Video, the largest Blockbuster franchisee which developed over 200 video stores prior to a merger with Blockbuster in 1993. Mr. Johnson also is the managing member of American Storage, LLC, a chain of 28 self-storage facilities located in the Carolinas and Georgia. He formerly served as a director of Viacom and Chairman of the Board of Home Choice Holdings, Inc. and currently serves on the board of directors of AutoNation, Inc., Boca Resorts, Inc., and Duke Energy Corporation. He has been the Chairman of the Board of Directors of Johnson Development Associates, Inc. since its founding in 1986. Johnson Development Associates, Inc. is a real estate management, leasing, and development company controlling approximately four million square feet of commercial, retail, and industrial property located in the Carolinas and Georgia which are owned by various partnerships controlled by Mr. Johnson and his brother, Stewart H. Johnson. Mr. Johnson practiced law in Spartanburg, South Carolina from 1967 until 1986 and served three terms in the South Carolina House of Representatives.

Donald F. Flynn,  age 63, became one of our directors in August 1995. Mr. Flynn is Chairman and Chief Executive Officer of Flynn Enterprises, Inc., a venture capital, hedging, and consulting firm based in Chicago, Illinois. Since February 1998, Mr. Flynn has been the sole director or Chairman of LKQ Corporation, a company engaged in the automobile recycling business. Mr. Flynn was the Vice Chairman of Blue Chip Casino, Inc., an owner and operator of a riverboat gaming vessel located in Michigan City, Indiana, from February 1997 to November 1999, when it was sold to Boyd Gaming Corporation. From 1972 through 1990, Mr. Flynn held various positions with Waste Management, Inc., including Senior Vice President and Chief Financial Officer. Mr. Flynn was one of the original investors in, and a director of, Blockbuster from February 1987 until September 1994 when Blockbuster was sold to Viacom. Mr. Flynn also serves as a director of Psychemedics Corporation, a provider of drug testing services.

Stewart H. Johnson,  age 59, became one of our directors in August 1995. Mr. Johnson is currently the Chairman of the Board of Directors and Chief Executive Officer of Morgan Corporation, a privately-held construction company specializing in site preparation. Mr. Johnson has been directing the operations of Morgan Corporation since 1971. Mr. Johnson also serves as Secretary for Johnson Development Associates. Mr. Johnson is the brother of George D. Johnson, Jr., our Chief Executive Officer.

John J. Melk,  age 66, became one of our directors in August 1995. Mr. Melk has been Chairman and Chief Executive Officer of H2O Plus, Inc., a bath and skin care product manufacturer and retail distributor, since 1988. Mr. Melk also has served as Chief Executive Officer of Fisher Island Holdings, Inc., a real estate development company, since 1998. Since August 1995, Mr. Melk has been a director of AutoNation, Inc. Mr. Melk has been a private investor in various businesses since March 1984 and, prior to March 1984, he held various positions with Waste Management, Inc. and its subsidiaries, including President of Waste Management International plc, a subsidiary of Waste Management, Inc. From 1991 through 1999, Mr. Melk served as a director of Psychemedics Corporation. From February 1987 until March 1989 and from May 1993 until September 1994, Mr. Melk served as a director of Blockbuster. He also served as the Vice Chairman of Blockbuster from February 1987 until March 1989.

Peer Pedersen,  age 78, became one of our directors in August 1995. In 1957, Mr. Pedersen founded the law firm of Pedersen & Houpt, P.C., in Chicago, Illinois and currently serves as Chairman of the firm. Mr. Pedersen served as a director of Aon Corporation from 1974 to 1998 and as a director of Waste Management, Inc. from 1979 to 1998. He also currently serves as a director of several privately-held companies.

We recommend that you vote “FOR” the election

of each of the nominees for director.

Meetings and Committees of the Board

Our Board of Directors has five standing committees. They are the Executive Committee, the Audit Committee, the Compensation Committee, the Governance/Nominating Committee, and the Qualified Legal Compliance Committee. The functions and membership of each Committee are described below. During 2002, the Board of Directors held four meetings. Except for one meeting of our Board of Directors at which Mr. Melk was absent, all of our directors attended each meeting during 2002.

The Executive Committee, which is composed of H. Wayne Huizenga and George D. Johnson, Jr., has the same powers and authority as the Board of Directors and may act when the Board is not in session, subject to the limitations of the Delaware General Corporation Law and our certificate of incorporation and bylaws.

The Audit Committee’s functions include selecting our independent auditors; reviewing the arrangements for, and scope of, the independent auditors’ examination; meeting with the independent auditors and certain of our officers to review the adequacy and appropriateness of our system of internal controls and reporting, our critical accounting policies, and our public financial disclosures; ensuring compliance with our codes of ethics; and performing any other duties or functions deemed appropriate by the Board of Directors. Messrs. Flynn, Melk, and Pedersen are currently the members of the Audit Committee. All of the Audit Committee members satisfy the independence, financial literacy, and expertise requirements of the New York Stock Exchange. Our Board of Directors has determined that Mr. Flynn satisfies the requirements for an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission. Our Board of Directors also adopted a revised Audit Committee Charter on March 27, 2003. A copy of the revised Audit Committee Charter is included as Appendix A to this proxy statement.

The Compensation Committee is responsible for establishing and making recommendations to the Board of Directors regarding compensation to be paid to our officers and is responsible for the administration and interpretation of, and the granting of options under, our various stock option plans. Messrs. Flynn and Melk are currently the members of the Compensation Committee.

The Governance/Nominating Committee acts to:

•	advise the full Board of Directors on corporate governance matters;

•	perform evaluations of the Board of Directors and individual directors;

•	develop policies on the size and composition of the Board of Directors and its committees;

•	assessing the continuing need for each Board committee;

•	review candidates for membership on the Board of Directors; and

•	recommend a slate of nominees for election to the Board of Directors.

The Governance/Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders. Stockholders who wish the Governance/Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Governance/Nominating Committee in care of the Secretary of the Company at the Company’s principal executive offices, as described in the section below entitled, “Submitting Your Proposals for the 2004 Annual Meeting.” Messrs. Flynn, Melk, and Pedersen are currently the members of the Governance/Nominating Committee.

The Qualified Legal Compliance Committee is responsible for handling reports of evidence of a material violation of the securities laws or a breach of a fiduciary duty by the Company or its officers, directors, employees, or agents. The committee has authority and responsibility to inform our Chief Executive Officer of any report of evidence of these violations, to determine whether an investigation is necessary, and to take appropriate action to address these reports. If the committee determines that an investigation is necessary or appropriate, it has the authority to notify the Audit Committee or the full Board of Directors, initiate an investigation, and retain outside experts. At the conclusion of any such investigation, the Qualified Legal Compliance Committee may recommend an appropriate response to the evidence of a material violation and inform the Chief Executive Officer and Board of Directors of the results of the investigation and the appropriate remedial measures to be adopted. Messrs. Flynn, Melk, and Pedersen are currently the members of the Qualified Legal Compliance Committee.

During 2002, the Audit Committee held five meetings and the Compensation Committee acted 37 times by unanimous written consent. The Executive Committee did not act during 2002. The Governance/Nominating and the Qualified Legal Compliance Committees were not formed until 2003. In 2002, no director participated in less than 75% of the aggregate of all actions of the Board and all actions of committees of the Board on which that director served.

In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions “Report of the Audit Committee”, “Report of the Compensation Committee”, and “Performance Graph” will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Report of the Audit Committee

The Audit Committee operates under a written charter adopted by the Board of Directors. In March, 2003 the Audit Committee adopted a revised charter, which is included as Appendix A to this Proxy Statement. All members of the Audit Committee meet the independence standards established by the New York Stock Exchange.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of Extended Stay America’s financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, the independent auditor, the audited financial statements of Extended Stay America, Inc. as of and for the year ended December 31, 2002. Management of Extended Stay America is responsible for those financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee met privately with PricewaterhouseCoopers, and discussed issues deemed significant by the auditor, including those required by Statements on Auditing Standards No. 61 and No. 90 (Communications with Audit Committees), as amended. In addition, the Audit Committee received from PricewaterhouseCoopers the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with PricewaterhouseCoopers its independence from Extended Stay America and its management. The Audit Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers was compatible with maintaining its independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be filed with Extended Stay America’s Annual Report on Form 10-K for the year ended December 31, 2002.

By the Audit Committee:
Donald F. Flynn John J. Melk Peer Pedersen

2.    APPOINTMENT OF OUR INDEPENDENT AUDITORS

Subject to your ratification, the Audit Committee of our Board of Directors has selected the accounting firm of PricewaterhouseCoopers LLP to serve as our independent auditors for 2003. PricewaterhouseCoopers LLP has served as our independent auditors since the formation of our Company in January 1995 and also has provided non-audit services from time to time.

Audit Fees

The aggregate fees and expenses of PricewaterhouseCoopers LLP for professional services for the audit of our annual consolidated financial statements for 2002 and the review of the consolidated financial statements included in our Reports on Form 10-Q for 2002 were $220,397.

Financial Information Systems Design and Implementation Fees

There were no fees billed by PricewaterhouseCoopers LLP to us for financial information system design and implementation services during 2002.

All Other Fees

The aggregate fees and expenses billed to us for all other services rendered by PricewaterhouseCoopers LLP during 2002 were $386,237. These services included tax services and research.

All audit and non-audit services provided by PricewaterhouseCoopers LLP are approved by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Representatives of PricewaterhouseCoopers LLP will be available at the annual meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the annual meeting, although they will have the opportunity to do so.

We recommend that you vote “FOR” ratification of the appointment of

PricewaterhouseCoopers LLP as independent auditors for 2003.

OTHER MATTERS

We know of no matters to be brought before the annual meeting other than those described above. If any other business should come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 31, 2003, certain information regarding the beneficial ownership of our Common Stock by:

•	each person known by us to be the beneficial owner of 5% or more of the outstanding Common Stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

There were approximately 279 record holders and approximately 6,700 beneficial holders of Common Stock and 93,976,019 shares of Common Stock outstanding on that date.

	Shares Beneficially Owned
Name(1)	Number(2)	Percent
Capital Research and Management Company (3)	6,390,000	6.8%
FMR Corp. (4).	5,954,749	6.3
Cascade Investment, L.L.C. (5)	5,692,000	6.1
H. Wayne Huizenga (6)	11,263,986	11.8
George D. Johnson, Jr. (7)	7,429,158	7.6
Robert A. Brannon (8)	2,227,908	2.3
Gregory R. Moxley	298,979	*
Donald F. Flynn (9)	911,577	*
Stewart H. Johnson (10)	956,970	1.0
John J. Melk	100,000	*
Peer Pedersen	1,397,512	1.5

All directors and officers as a group (8 persons) (6)(7)(8)(9)(10)	24,586,090	24.2%

*	Represents less than 1% of our outstanding Common Stock.
(1)	Unless otherwise indicated, the address of such person is c/o Extended Stay America, Inc., 101 North Pine Street, Suite 200, Spartanburg, South Carolina 29302.
(2)	The numbers and percentages of shares owned by the directors, the Named Executive Officers, and by all officers and directors as a group assume in each case that currently outstanding stock options covering shares of Common Stock which were exercisable within 60 days of March 31, 2003 had been exercised by that person or group as follows: (i) H. Wayne Huizenga—1,842,500; (ii) George D. Johnson, Jr.—3,487,500; (iii) Robert A. Brannon—1,744,754; (iv) Donald F. Flynn—100,000; (v) Stewart H. Johnson—100,000; (vi) John J. Melk—100,000; (vii) Peer Pedersen—30,000; (viii) Gregory R. Moxley—278,578; and (ix) all directors and executive officers as a group—7,683,332.
(3)	The number of shares of Common Stock shown as beneficially owned was derived from an Amendment to Schedule 13G dated February 10, 2003 filed with the Securities and Exchange Commission by the listed stockholder. Capital Research and Management Company is located at 333 South Hope Street, Los Angeles, California 90071.
(4)	The number of shares of Common Stock shown as beneficially owned was derived from an Amendment to Schedule 13G dated February 14, 2003 filed with the Securities and Exchange Commission by the listed stockholder. FMR Corp. is located at 82 Devonshire Street, Boston, Massachusetts 02109.
(5)	The number of shares of Common Stock shown as beneficially owned was derived from an Amendment to Schedule 13G dated February 12, 2003 filed with the Securities and Exchange Commission by the listed stockholder. Cascade Investment, L.L.C. is located at 2365 Carillon Point, Kirkland, Washington 98033.
(6)	Includes 9,179,910 shares of Common Stock beneficially owned by Huizenga Investments Limited Partnership, a limited partnership controlled by Mr. Huizenga, and 241,576 shares owned by a partnership controlled by Mr. Huizenga’s spouse. Mr. Huizenga disclaims beneficial ownership of the 241,576 shares.
(7)	Includes 3,778,758 shares of Common Stock beneficially owned by GDJ, Jr. Investments Limited Partnership, a limited partnership controlled by George D. Johnson, Jr., and 162,900 shares beneficially owned by Green Pond Company, a corporation controlled by George D. Johnson, Jr.
(8)	Includes 483,154 shares of Common Stock beneficially owned by Brannon Investments, L.P., a limited partnership controlled by Mr. Brannon.
(9)	Includes 811,577 shares of Common Stock beneficially owned by DNB, L.P., a limited partnership controlled by Mr. Flynn.
(10)	Includes 49,088 shares of Common Stock held in a trust for the benefit of George D. Johnson, Jr., of which Stewart H. Johnson is the trustee.

EXECUTIVE COMPENSATION

The following table sets forth, on an annualized basis with respect to salary information, information regarding the compensation we paid to our Chief Executive Officer and each of our other executive officers (hereinafter, the “Named Executive Officers”) for all services they rendered to us during 2000, 2001, and 2002. We do not have a restricted stock award program or a long-term incentive plan. Our non-employee directors were paid $6,250 per quarter for their services during 2002, and were reimbursed for their out-of-pocket expenses. For 2003, the cash payment to our non-employee directors was increased to $8,750 per quarter.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options/SARs (#) (2)	All Other Compensation ($) (3)
George D. Johnson, Jr. Chief Executive Officer	2002 2001 2000	— — —	— — —	— — —	625,000 625,000 625,000	124,959 28,561 —	(1) (1)
Robert A. Brannon President, Chief Operating Officer, Secretary, and Treasurer	2002 2001 2000	370,000 350,000 300,000	— — —	— — —	275,000 275,000 375,000	15,120 205,016 —	(1) (2)
Gregory R. Moxley Chief Financial Officer, Assistant Secretary, and Assistant Treasurer	2002 2001 2000	210,000 200,000 175,000	— — —	— — —	50,000 50,000 100,000	2,872 1,558(1); 65,631 —	(1) (2)

(1)	Represents income attributed to personal use of corporate aircraft.
(2)	Represents the taxable portion of reimbursed relocation expenses.

The following table sets forth individual grants of stock options made to the Named Executive Officers during 2002.

OPTION GRANTS IN LAST FISCAL YEAR

	Date of Grant(1)	Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name						5%	10%
George D. Johnson, Jr.	10/22/02	625,000	17.18%	$12.88	10/22/12	$5,062,602	$12,829,627
Robert A. Brannon	10/22/02	275,000	7.56%	$12.88	10/22/12	$2,227,545	$5,645,036
Gregory R. Moxley	10/22/02	50,000	1.37%	$12.88	10/22/12	$405,008	$1,026,370

(1)	Except for specific situations, the options granted become exercisable as to one-fourth of the grant on each of the first, second, third, and fourth anniversary of the date of grant.
(2)	Under our various employee stock option plans, the exercise price must be the fair market value of our Common Stock on the date of grant.
(3)	These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings depend on the future performance of our Common Stock. We cannot assure you that the amounts reflected in this table will be achieved.

The following table provides information about the value of unexercised options to purchase our Common Stock at
December 31, 2002 for the Named Executive Officers.

AGGREGATE 2002 OPTION/SAR EXERCISES AND YEAR END VALUES

	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at 12/31/02		Value of Unexercised In-the-Money Options/SARs at 12/31/02*
Name			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
George D. Johnson, Jr.	—	—	3,487,500	1,562,500	12,797,023	3,883,789
Robert A. Brannon	—	—	1,719,754	737,500	11,152,458	2,055,492
Gregory R. Moxley	—	—	266,078	145,500	884,387	461,393

*	This column indicates the aggregate amount, if any, by which the market value of our Common Stock on December 31, 2002 exceeded the options’ exercise price, based on the closing per share sale price of our Common Stock on December 31, 2002 of $14.75 on the New York Stock Exchange.

Equity Compensation Plan Information

We have six compensation plans (excluding plans assumed by us in connection with acquisitions) under which we may issue our Common Stock to our employees, officers, and directors. These plans are our: Amended and Restated 1995 Employee Stock Option Plan; Amended and Restated 1995 Stock Option Plan for Non-Employee Directors; Amended and Restated 1996 Employee Stock Option Plan; 1997 Employee Stock Option Plan; 1998 Employee Stock Option Plan; and 2001 Employee Stock Option Plan. All of these compensation plans have been approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders. The following table provides information about our Common Stock that may be issued upon the exercise of options under all of our equity compensation plans as of December 31, 2002.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category (*)	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	20,394,223	$11.83	6,555,011
Equity compensation plans not approved by stockholders	—	—	—

*	This table does not include information regarding equity compensation plans assumed by us in mergers. A total of 125,000 shares of our Common Stock were issuable at December 31, 2002 upon exercise of options assumed by us in our acquisition of StudioPlus, Inc. in 1997. The weighted-average exercise price per share of those options was $8.15. No additional options may be granted under the assumed StudioPlus plan.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently composed of Messrs. Flynn and Melk. It determines the compensation of our Chief Executive Officer and of our other executive officers. Neither Mr. Flynn nor Mr. Melk is an employee of the Company nor are they officers of any entity for which one of our executive officers makes compensation decisions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and any other person who owns more than 10% of the Common Stock, to file reports of ownership with the Securities and Exchange Commission. They also are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of the forms we received, we believe that during 2002 all filing requirements were complied with.

REPORT OF THE COMPENSATION COMMITTEE

The compensation of our executive officers is generally determined by the Compensation Committee of our Board of Directors. The Compensation Committee, which consists of two of our directors who are not officers or employees, also grants stock options to our key employees and consultants. The following report is about compensation paid or awarded to our executive officers during 2002 and is furnished by our directors who then comprised the Compensation Committee.

General Policies

Our compensation program is intended to enable the Company to attract, motivate, reward, and retain the management talent it needs to achieve its corporate objectives in a highly competitive industry, and thereby increase stockholder value. It is our policy to provide incentives to the Company’s senior management to achieve both short-term and long-term goals. To attain these goals, our policy is to provide a significant portion of executive compensation in the form of at-risk, incentive-based compensation, like stock options. We believe that such a policy, which directly aligns the financial interests of management with your financial interests, provides the proper incentives to attract, reward, and retain high quality management. In determining the nature and amounts of compensation for the Company’s executive officers, we take into account all factors that we consider relevant, including overall business conditions and those in the lodging industry, the Company’s performance in light of those conditions, the market rates of compensation for executives of similar backgrounds and experience, and the performance of the specific executive officer.

Section 162(m) of the Internal Revenue Code limits the deduction for federal income tax purposes of certain compensation paid by any publicly-held corporation to its chief executive officer and its four other highest compensated officers to $1 million per executive (the “$1 million cap”). The $1 million cap does not apply to “performance-based” compensation plans as defined under Section 162(m). We believe that the Company’s stock option plans qualify as “performance-based” plans that are not subject to the $1 million cap. The other compensation currently paid to the Company’s executive officers is not expected to exceed the $1 million cap.

Cash Compensation

Cash compensation paid to the Company’s executive officers consists primarily of salary. In 2002, 2001, and 2000, bonuses generally have not been part of our general executive compensation structure.

We are aware that most executive officers, upon joining the Company, experienced a significant reduction in annual cash compensation from their prior employment. In addition, we believe, based on the general knowledge and experience of our members, that base salaries for the Company’s executive officers are generally low relative to (1) cash salaries of similarly sized or otherwise comparable companies, (2) the contributions of the executive officers to the Company’s development and growth, and (3) their experience, responsibilities, and achievements. We determine base salaries for executive officers through a subjective assessment of responsibilities and position within the Company, individual performance, and the Company’s overall performance. No specific corporate performance measures are considered.

Stock Options

We consider incentive compensation in the form of stock options to be an integral, important, and relatively large part of executive compensation in particular and employee compensation generally. We have granted all stock options with an exercise price equal to the fair market value of the Common Stock on the grant date.

We grant stock options generally to executive officers and other corporate level employees upon their commencement of employment and annually near the beginning of each year. When making grants, we consider factors specific to each employee such as salary, position, and responsibilities. We also consider factors such as the rate of the Company’s development and growth, revenue growth, and increases in the market value of the Common Stock. Option grants relating to recruiting and employment offers and special circumstances are recommended by management.

Chief Executive Officer Compensation and Stock Options

George D. Johnson, Jr. founded the Company in January 1995 and has been its Chief Executive Officer since that time.
Mr. Johnson’s annual compensation was determined using the same criteria that we used to determine compensation levels for other corporate officers and was based on our assessment of Mr. Johnson’s overall performance and on information regarding awards made by similar companies. We believe that Mr. Johnson’s experience, dedication, and knowledge have been of vital importance to the successful and ongoing growth of the administration and operations of the Company. We did not assign any specific weighting to these factors. In our view, Mr. Johnson’s 2002 compensation package reflected an appropriate balance of (1) the Company’s performance in 2002, (2) Mr. Johnson’s own performance level, and (3) competitive standards. The Company does not pay
Mr. Johnson any cash salary or bonus but rather compensates him exclusively through stock option grants. We believe that tying
Mr. Johnson’s remuneration to the performance of the Company’s Common Stock will motivate Mr. Johnson to maximize stockholder value and is consistent with our policy of compensating the Company’s senior executives, like Messrs. Huizenga and Johnson, primarily through annual stock option grants.

For 2002, we granted Messrs. Huizenga, Johnson, Brannon, and Moxley options to purchase 312,000, 625,000, 275,000, and 50,000 shares of Common Stock, respectively, at an exercise price of $12.88 per share.

By the Compensation Committee:
Donald F. Flynn John J. Melk

PERFORMANCE GRAPH

The following graph compares the percentage change in the cumulative total returns on our Common Stock, the Dow Jones Lodging Index, and the Standard & Poor’s 500 Index (assuming dividend reinvestment, except in our case because we have never paid cash dividends on our Common Stock) for the period beginning on December 31, 1997 and ending on December 31, 2002 (which was the last day of our 2002 fiscal year).

Comparison of Cumulative Return

vs. Dow Jones Lodging and S&P 500 Indices *

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Extended Stay America, Inc.	$100.00	$84.42	$60.80	$103.32	$131.86	$118.59
Dow Jones Lodging Index	$100.00	$72.72	$69.69	$94.90	$79.90	$70.02
S&P 500 Index	$100.00	$126.67	$151.40	$136.05	$118.30	$90.66

*	Assumes $100 invested on December 31, 1997 in the Common Stock, the Dow Jones Lodging Index, and the S&P 500 Index. Historical results are not necessarily indicative of future performance.

CERTAIN TRANSACTIONS

In connection with the operation of our business, we have leased airplanes from companies owned by George D. Johnson, Jr., our Chief Executive Officer, Stewart Johnson, one of our directors, and members of their families. We paid approximately $2.9 million under those leases for 2002. We believe that the terms of the use of these aircraft were at least as favorable to us as we could have obtained from an unaffiliated third party. We charged approximately $67,000 in 2002 to George D. Johnson, Jr. and other companies controlled by him for their use of those airplanes.

We also leased space for our regional offices in Spartanburg, South Carolina from companies controlled by George D. Johnson, Jr. and Stewart Johnson. The leases for those regional offices called for aggregate monthly rent of approximately $7,000 plus certain additional charges. We incurred charges of approximately $85,000 under those leases during 2002.

In September 2001, we entered into an agreement to sublease our former corporate headquarters in Fort Lauderdale, Florida to NationsRent, Inc. Mr. Huizenga is a director of NationsRent. The sublease was effective January 1, 2002 and provides for monthly rent paid to us by NationsRent, Inc. of $52,157 through December 2004. NationsRent is currently a debtor-in-possession pursuant to a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code filed by NationsRent in December 2001. NationsRent has not repudiated the sublease, and has made all payments required under the sublease to date.

We use the services of Psychemedics Corporation to perform certain employment related services, including drug screening, with respect to our employees. We paid Psychemedics $504,000 for these services in 2002. Donald F. Flynn, a director of our Company, is also a director of Psychemedics, which is a publicly-traded company. Messrs. Huizenga, Flynn, and Melk beneficially own approximately 11%, 10%, and 7%, respectively, of Psychemedics’ common stock.

SOLICITATION OF PROXIES

The Board of Directors will solicit your proxy by mail. Your proxy may also be solicited by directors, officers, and a small number by our employees personally or by mail, telephone, facsimile, or otherwise. These persons will not be compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees, or other nominees will be requested to forward the proxy soliciting material to the beneficial owners of stock held of record by them, and we have hired Proxy Services Corporation to coordinate that solicitation for a fee of approximately $1,500 plus expenses. The entire cost of the solicitation by our Board of Directors will be borne by us.

SUBMITTING YOUR PROPOSALS FOR THE 2004 ANNUAL MEETING

According to the rules of the Securities and Exchange Commission, if you want to submit a proposal for inclusion in the proxy material to be distributed by us in connection with our 2004 annual meeting of stockholders, you must do so no later than
December 6, 2003. Your proposal should be submitted in writing to the Secretary of the Company at our principal executive offices. In addition, our bylaws require that in order for you properly to bring any business before any meeting of stockholders, including nominations for the election of directors, you must provide written notice, delivered to the Secretary of the Company at our principal executive offices, not less than 60 nor more than 120 days prior to the meeting date. In the event that we provide less than 65 days notice or prior public disclosure of the date of the meeting, your notice, in order to be timely, must be received by us not later than the close of business on the seventh day following the day on which we mailed our notice or gave other disclosure of the meeting date. Your notice must include your name and address as it appears on our records and the class and number of shares of our capital stock you beneficially owned on the record date for the meeting. In addition, (1) for proposals other than nominations for the election of directors, your notice must include a description of the business you want brought before the meeting, your reasons for conducting that business at the meeting, and any material interest you have in that business, and (2) for proposals relating to your nominations of directors, your notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Securities Exchange Act of 1934, as amended.

GENERAL

It is important that your proxy be returned promptly. If you are unable to attend the meeting, you are urged, regardless of the number of shares owned, to mark, date, sign, and return without delay your proxy card in the enclosed addressed envelope.

By Order of the Board of Directors

Robert A. Brannon

President, Chief Operating Officer,

Secretary, and Treasurer

Appendix A

EXTENDED STAY AMERICA, INC.

Audit Committee Charter

(Effective as of March 27, 2003)

Purpose

The Board of Directors (the “Board”) of Extended Stay America, Inc. (the “Company”) has appointed the Audit Committee to assist it in fulfilling its oversight responsibilities. To do this, the Audit Committee will review: (a) the integrity of the Company’s financial statements, (b) the independent auditor’s qualifications and independence, (c) the performance of the Company’s internal audit function and the independent auditor, and (d) the Company’s compliance with laws, regulations, and the Company’s codes of ethics. The Audit Committee shall also prepare the Audit Committee report to be included in the Company’s annual proxy statement.

Compliance Obligation

In the course of performing the goals and responsibilities set forth in this charter, the Audit Committee shall use its best efforts to ensure compliance with the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended (collectively, the “Securities Laws”); the Statements on Auditing Standards issued by the American Institute of Certified Public Accountants; and the applicable requirements of the New York Stock Exchange, Inc. (“NYSE”). While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the committee’s duty to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.

Membership

The Audit Committee shall be comprised of no less than three independent directors, who satisfy the independence and experience requirements of the NYSE, the Securities Laws, and the Sarbanes-Oxley Act of 2002 and the SEC rules adopted thereunder (collectively, “SOX”), in each case as these requirements may be revised in the future. Each committee member shall be financially literate or become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member shall be an “Audit Committee financial expert” as defined by the SEC under SOX.

Meetings

At a minimum, the Audit Committee shall meet prior to the Company’s announcement of its earnings each quarter and prior to the filing of an audit report with the SEC pursuant to applicable securities laws. The committee may meet more frequently as circumstances dictate. As part of its oversight function, the Audit Committee shall meet regularly with management, the employee(s) performing the internal audit function, and the independent auditor in separate executive sessions to review the Company’s financial statements and to discuss any matters that the committee or each of these groups believe should be discussed.

Responsibilities and Duties

Audit Committee Charter

•	Review and reassess this Audit Committee Charter as conditions dictate, but no less frequently than annually, and request the Board to revise this Charter, as necessary.

Independent Auditor

•	Have sole authority to appoint, discharge, and replace the independent auditor.

•	Review the performance of and approve the fees and other compensation to be paid to the independent auditor.

•	Establish a clear understanding with management and the independent auditor that the independent auditor is directly accountable to the Audit Committee.

•	Pre-approve all audit and permissible non-audit services to be provided by the independent auditor (subject to any exceptions permitted by the Securities Laws, the NYSE, and SOX), review the independent auditor’s proposed audit scope and approach, and disclose to investors in periodic reports filed with the SEC all non-audit services and all reportable fees paid to the independent auditor.

•	Review and evaluate the lead audit partner of the independent auditor and require that the independent auditor rotate all “audit partners” (as defined by the SEC under SOX) in accordance with SOX.

•	Obtain and review the independent auditor’s report on all relationships between the independent auditor and the Company to assess the auditor’s independence and consider whether there should be a regular rotation of the independent auditor to assure continuing auditor independence.

•	Review and discuss with management and the independent auditor the Company’s annual and quarterly financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and any financial reports, earnings press releases, or other financial information submitted to a governmental body, or to the public, in each case prior to its initial filing or public dissemination.

•	Obtain and review the independent auditor’s reports describing: (a) the Company’s critical accounting policies and practices to be used in the audit; (b) the details of all alternative treatments of financial information within generally accepted accounting principles discussed with management, including the ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditor; and (c) all material written communications between the independent auditor and management.

•	At least annually, obtain and review a report by the independent auditor describing the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

•	Resolve disagreements between Company management and the independent auditor.

•	Consult and discuss with the independent auditor the Company’s system of internal controls, the fullness and accuracy of the Company’s financial statements, and the matters required to be discussed by Statements of Auditing Standards No. 61 and No. 90, or any subsequent authority governing communications with the Audit Committee.

•	Require that the independent auditor inform the Audit Committee of any fraud, illegal acts, or deficiencies in the Company’s internal controls.

•	Establish clear policies with respect to the hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.

Financial Reporting and Risk Control

•	Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and consider their impact on the financial statements.

•	In consultation with the independent auditor, review the integrity of the Company’s financial reporting processes, both internal and external.

•	Consider the independent auditor’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

•	Discuss policies with respect to risk assessment and risk management with management and the independent auditor.

•	Establish regular and separate quarterly systems of reporting to the Audit Committee by management and the independent auditor to review the financial statements and to discuss significant judgments made in preparation of the financial statements and the view of each as to the appropriateness of such judgments.

•	Review and discuss with management and the independent auditor the Company’s annual and interim financial statements and determine whether they are complete and consistent with the information known to committee members, and assess whether the financial statements reflect appropriate accounting principles.

•	Review and approve all transactions, or series of transactions, between (1) the Company or any of its subsidiaries, on the one hand, and (2) any director, officer, or employee of the Company or any of its subsidiaries, either individually or indirectly through an entity in which the director, officer, or employee has an ownership or control interest, on the other hand. This includes all transactions that are required to be disclosed pursuant to SOX and SEC rules and regulations.

•	Review with management and the independent auditor the accounting treatment accorded significant transactions, any significant accounting issues, the development, selection, and disclosure of critical accounting estimates, regulatory and accounting initiatives, and off-balance sheet structures, and the Company’s use of reserves and accruals.

•	Investigate complex and/or unusual transactions such as restructuring charges and derivative disclosures.

•	Following completion of the annual audit, review separately with each of management and the independent auditor any audit problems or difficulties encountered during the course of the audit, management’s response to such problems and to adjustments proposed by the independent auditor, any restrictions on the scope of work or access to required information, and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements.

•	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

•	Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented by management.

Ethical and Legal Compliance

•	Develop, maintain, and enforce compliance with a code of ethics for the Company’s directors, officers, and employees, and ensure that the Company makes the required disclosure of this code of ethics and any reportable waivers thereof.

•	Ensure that management has the proper review system in place to ensure that the Company’s financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfy legal requirements and the Company’s codes of ethics.

•	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

•	Review legal compliance matters with the Company’s counsel, including any legal matter that could have a significant impact on the Company’s financial statements.

•	If necessary, institute special investigations into any accounting, auditing, legal, ethics, or disclosure matters.

•	Review and ensure that disclosures appear in, or are incorporated by reference into, reports filed by the Company with the SEC regarding all non-audit services that are provided to the Company by the Company’s independent auditor without the Audit Committee’s prior approval.

•	Engage independent counsel or other advisers, as necessary, to assist the committee in carrying out its duties. The Company’s Treasurer is directed to pay from Company funds all invoices for services and disbursement of any such counsel or adviser certified by the chair of the Audit Committee as appropriate to pay.

•	Report regularly to the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, its compliance with legal or regulatory requirements, and the performance and independence of the Company’s independent auditor.

•	Undergo an annual performance evaluation by the Board.

•	Perform any other activities consistent with this charter, the Company’s Bylaws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Revocable Proxy - Extended Stay America, Inc.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

for the Annual Meeting of Stockholders on May 27, 2003—11:00 a.m.

The undersigned hereby appoints George D. Johnson, Jr. or Robert A. Brannon, or either of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Common Stock of Extended Stay America, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on May 27, 2003, at 11:00 a.m., at Twitchell Auditorium at Converse College, 580 East Main Street, Spartanburg, South Carolina, and at any and all postponements and adjournments thereof, as follows:

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted (1) FOR each of the Nominees listed, and (2) FOR the proposal to ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as independent auditors for the Company in 2003. If any other business is presented at the Annual Meeting, this proxy will be voted by those named as proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE, AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Extended Stay America, Inc.

☐ Mark this box with an X if you have made

 changes to your name or address details above

Annual Meeting Proxy Card
A Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.
	For	Withhold		For	Withhold

01—H. Wayne Huizenga	☐	☐	04 - Stewart H. Johnson	☐	☐
02—George D. Johnson, Jr.	☐	☐	05 - John J. Melk	☐	☐
03—Donald F. Flynn	☐	☐	06 - Peer Pedersen	☐	☐

B Issue

The Board of Directors recommends a vote FOR the following proposal.
	For	Against	Abstain
2. To ratify the action of the Audit Committee of the Board of Directors of the Company in appointing PricewaterhouseCoopers LLP as independent auditors for the Company in 2003.	☐	☐	☐	Check this box with an X if you plan to attend the Annual Meeting. ☐

3. In their discretion, on such other business as may properly come before the meeting.

This Proxy will be voted in accordance with specifications made. If no choices are indicated, this Proxy will be voted FOR the election of all of the Nominees and FOR Item 2.

C    Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement dated April 4, 2003, and the Annual Report to Stockholders.

Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate official position or representative capacity.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)
		☐ ☐	☐ ☐	☐ ☐ ☐ ☐

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